EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            EEI ACQUISITION CO., LLC
                               ELECTRO ENERGY INC.
                                       AND

                  LITHIUM NICKEL ASSET HOLDING COMPANY I, INC.

                                   DATED AS OF

                                 March 31, 2006


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                                TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF ACQUIRED ASSETS.............................1
  1.1   Purchase and Sale of Assets..........................................1
  1.2   Assumption of Liabilities............................................1
  1.3   Purchase Price.......................................................2
  1.4   Lock-Up..............................................................2

ARTICLE II - CLOSING.........................................................2
  2.1   The Closing..........................................................2
  2.2   Option to Close......................................................3
  2.3   Deliveries by Seller.................................................3
  2.3   Deliveries by Buyer..................................................3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER.......................3
  3.1   Organization.........................................................4
  3.2   Authorization........................................................4
  3.3   Execution; Validity of Agreement.....................................4
  3.4   Consents and Approvals; No Violations................................4
  3.5   No Undisclosed Liabilities...........................................5
  3.6   Encumbrances.........................................................5
  3.7   Absence of Certain Changes or Events.................................5
  3.8   Brokers' and Finders' Fees...........................................5
  3.9   Title to Property; Condition of Property; Absence of Liens...........5
  3.10  Intellectual Property................................................5
  3.11  Litigation...........................................................6
  3.12  Material Contracts...................................................6
  3.13  No Liquidation, Insolvency or Winding-Up.............................6
  3.14  Bulk Transfer Laws...................................................7
  3.15  Tax Returns and Audits...............................................7
  3.16  Statutes; Court Orders...............................................7
  3.17  Intentionally Omitted................................................7
  3.18  Environmental Matters................................................7
  3.19  Intentionally Omitted................................................8
  3.20  Intentionally Omitted................................................8
  3.21  Representations Complete.............................................8
  3.22  Investment Intent....................................................8
  3.23  Bankruptcy Case......................................................9

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER.........................9
  4.1   Organization; Qualification of Buyer.................................9
  4.2   Authorization........................................................9
  4.3   Execution; Validity of Agreement.....................................9
  4.4   Consents and Approvals; No Violations...............................10
  4.5   Capitalization......................................................10
  4.6   Electro Energy SEC Reports..........................................10
  4.7   Brokers or Finders..................................................11
  4.8   "AS IS" Transaction.................................................11

ARTICLE V - COVENANTS.......................................................12
  5.1   Manager and Member Aproval..........................................12
  5.2   Access to Information; Confidentiality..............................12
  5.3   Regulatory Filings; Commercially Reasonable Efforts.................12
  5.4   State Takeover Laws.................................................13
  5.5   Third-Party Consents................................................13
  5.6   Publicity...........................................................13
  5.7   Ancillary Agreements................................................14
  5.8   Subsequent Actions..................................................14
  5.9   Notice of Certain Matters...........................................14
  5.10  Transfer of Permits.................................................14
  5.11  Facility Status.....................................................14
  5.12  Easement............................................................14
  5.13  Release.............................................................14
  5.14  Bankruptcy Court Consent............................................14
  5.15  Payment of Tax Liens................................................14
  5.16  Environmental Clean-Up..............................................15
  5.17  Evidence of Discharge...............................................15


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ARTICLE VI - INTENTIONALLY OMITTED..........................................15

ARTICLE VII - TERMINATION...................................................15
  7.1   Termination.........................................................15
  7.2   Effect of Termination...............................................15

ARTICLE VIII - INDEMNIFICATION..............................................15
  8.1   Survival............................................................15
  8.2   Indemnification.....................................................16
  8.3   Limitations on Indemnification......................................16
  8.4   Escrow Arrangements.................................................17
  8.5   Indemnification Procedure...........................................17
  8.6   Third Party Claims..................................................17

ARTICLE IX - DEFINITIONS AND INTERPRETATION.................................18
  9.1   Definitions.........................................................18
  9.2   Interpretation......................................................23

ARTICLE X - MISCELLANEOUS...................................................23
  10.1  Fees and Expenses...................................................23
  10.2  Amendment and Modification..........................................23
  10.3  Notices.............................................................23
  10.4  Counterparts........................................................24
  10.5  Entire Agreement; No Third Party Beneficiaries......................24
  10.6  Severability........................................................25
  10.7  Governing Law.......................................................25
  10.8  Venue...............................................................25
  10.9  Extension; Waiver...................................................25
  10.10 Assignment; Successors..............................................25
  10.11 Survival............................................................25


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                         LIST OF EXHIBITS AND SCHEDULES

Seller Disclosure Schedules
---------------------------

Schedule I              Acquired Assets
Schedule 3.13(a)        Bankruptcy Orders
Schedules 3.15(a)-(g)   Tax Audits
Schedule 3.18(a)        Hazardous Materials Activities
Schedule 5.5            Third Party Consents
Schedule 5.10           Permits
Schedule 5.17           Liens and Encumbrances

Buyer Disclosure Schedules
--------------------------

Schedule 4.6            SEC Reports

Exhibits
--------

EXHIBIT A:              Escrow Agreement
EXHIBIT B:              Lease Agreements with Guaranty of Leases
EXHIBIT C-1:            Purchase Warrant
EXHIBIT C-2:            Lease Warrant
EXHIBIT D:              Lock-Up Agreement
EXHIBIT E:              Registration Rights Agreement
EXHIBIT F:              Bill of Sale
EXHIBIT G:              Bankruptcy Court Order


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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT, dated as of March 31, 2006 (this "Agreement"), is entered into by and among EEI Acquisition Co., LLC, a Delaware limited liability company or its wholly owned designated subsidiary ("Buyer"), Electro Energy Inc., a Florida corporation ("Parent"), and Lithium Nickel Asset Holding Company I, Inc., a Delaware corporation ("Seller"). CERTAIN CAPITALIZED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASSIGNED TO THEM IN ARTICLE IX.

      WHEREAS, Seller is the owner of certain assets and properties located in Alachua County, Florida.

      WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Acquired Assets (as defined herein) in consideration of the Purchase Price and on the terms and conditions set forth herein and in the Ancillary Agreements (the "Acquisition"); and

      WHEREAS, as a further condition and inducement to Buyer to enter into this Agreement and incur the obligations set forth herein, at the Closing, Buyer, Seller and the Escrow Agent named therein shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), pursuant to which Buyer shall place a portion of the Purchase Price, equal to the Escrow Amount, in an escrow account to secure the representations, warranties, covenants and agreements of Seller herein and in the Lease Agreement (as defined herein); and

      WHEREAS, as a further condition and inducement to Buyer to enter into this Agreement and incur the obligations set forth herein, at the Closing, Buyer and Seller shall enter into several lease agreements, each substantially in the form attached hereto as Exhibit B (collectively the "Lease Agreements"), pursuant to which Buyer, or its designee, shall lease from Seller certain portions (the "Leased Areas") of the Alachua Facility (as defined herein), together with an option to purchase a portion of the same and certain related documents referred to therein, including but not limited to the Guaranty of Leases by Parent, Lease Escrow Agreement, Subordination, Non-Disturbance and Attornment Agreement (the "SNDA", which shall be in a commercially standard form to be agreed upon by the Buyer and Seller) and the Waste Treatment Facility Agreement (which shall be in a form to be agreed upon by Buyer and Seller) (collectively, the "Real Property Agreements"); and

      WHEREAS, in connection with the Acquisition, Buyer on the one hand, and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS

      1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees at the Closing to sell, convey, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller, all rights, title and interest in and to the Acquired Assets. The parties acknowledge and agree that Buyer is not purchasing any other assets of Seller whether located at the Alachua Facility or otherwise, all of which shall remain the property of Seller.

      1.2 ASSUMPTION OF LIABILITIES. Buyer does not hereby and shall not at any time assume any liabilities or obligations of Seller of any nature whatsoever except as may be specifically set forth herein (the "Excluded Liabilities"). Without limiting the foregoing, Excluded Liabilities shall include:


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     (a) any liability of Seller for Taxes, including, but not limited to, all liabilities for or in respect of any Taxes for all periods ending on or prior to the Closing Date;

     (b) any liability for product liability claims arising from the manufacture, sale, use or production of any Acquired Asset or other product or service produced, imported, sold or provided by Seller or its Predecessors in Interest prior to the Closing;

     (c) any liability for infringement claims arising from any product or service produced by or as a result of the use of the Acquired Assets prior to the Closing;

     (d) any liability of Seller or its Predecessors in Interest under this Agreement or any other Ancillary Agreements;

     (e) any liability for legal, accounting and audit fees and any other expenses incurred by Seller or its Predecessors in Interest in connection with this Agreement or any other Ancillary Agreements;

     (f) any liability of Seller or its Predecessors in Interest relating primarily or exclusively to any asset of Seller or its Affiliates other than the Acquired Assets;

     (g) all liabilities relating to the ownership or use of the Acquired
Assets or the Alachua Facility by any person or entity at or before the Closing;

     (h) all liabilities relating to the tax collector of Alachua County (the "Alachua County Tax Collector"), or to any Ad Valorem taxes for tax years prior to calendar year 2006, or to the claims or rights of any holders of any tax certificates issued for any tax year prior to calendar year 2006, or to any obligation of any debtors or the Seller under any motion, order or approved action within the Bankruptcy Case, including any payment or performance obligation required to remove any liens or encumbrances on the Acquired Assets; and

     (i) any liabilities or legal responsibility whatsoever, express or implied, to any Person or Governmental Authority, whether known or unknown, including but not limited to statutory, regulatory, contract, consent or common law, of Seller or its Predecessors in Interest, regarding the Property, Acquired Assets or the Alachua Facility including response action, as a Potentially Responsible Party, for an actual or threatened release of a hazardous material or any other Pre-Existing Environmental Conditions in existence prior to the Closing Date.

      1.3 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in consideration of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets, at the Closing,

            (a) The Parent shall issue to Seller Five Million Seven Hundred Fifty Thousand (5,750,000) unregistered shares (the "Stock Consideration") of its common voting stock, par value $.001 per share (the "Electro Energy Common Stock") subject to the registration rights referenced in Section
      1.5 herein, less the Escrow Amount which shall be held in an escrow account to secure the representations, warranties, covenants and agreements of Seller herein and in the Lease Agreements, in each case, in accordance with the Escrow Agreement; and

            (b) The Parent shall issue to Seller, substantially in the form attached hereto as Exhibit C-1, a six-year warrant to purchase Two Million (2,000,000) unregistered shares of Electro Energy Common Stock at an exercise price of seven dollars ($7.00) per share, subject to the vesting schedule set forth therein (the "Purchase Warrant"). The Purchase Warrant shall be issued in the form of two warrant instruments: one for 1,500,000 shares and the other for 500,000 shares, the latter representing the "Relinquished Warrant" as defined in subparagraph 1.5(b)(iii) below and shall bear a legend referring to the terms of that subparagraph.

            (c) The Parent shall issue to Seller, in connection with the Lease Agreements, a four-year warrant to purchase One Million (1,000,000) unregistered shares of Electro Energy Common Stock at an exercise price of seven dollars ($7.00) per share (the "Lease Warrant" and, together with Purchase Warrant, the "Warrants"). The Warrants and the Stock Consideration are collectively referred to as the "Purchase Price").


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      1.4   LOCK-UP. The Stock Consideration (other than the Registrable Shares
(as defined in Section 1.5(b) below) shall be subject to a lock-up agreement (the "Lock-Up Agreement") substantially in the form attached hereto as EXHIBIT D.

      1.5   REGISTRATION RIGHTS.

                  (a) INITIAL REGISTRATION. In connection with the Financing, and the registration of shares of common stock of the Company which is to occur in connection therewith, Seven Hundred Fifty Thousand (750,000) shares of the Stock Consideration are to be included in the related registration statement (the "Financing Registration Statement") in accordance with the Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the "Registration Rights Agreement").

                  (b) Subsequent Registration. In connection with the filing of a registration statement after Closing (other than the Financing Registration Statement) (the "Subsequent Registration Statement") and in accordance with the Registration Rights Agreement,

                        (i) Parent shall notify Seller, in writing, no later than 30 days prior to its filing with the Securities and Exchange Commission (the "SEC") of the Subsequent Registration Statement (the "Filing Date");

                        (ii) in the event that the Filing Date is more than one year after the date of the Closing, the Seller may elect, by sending written notice to the Parent within 10 business days after the date on which the Company's notice is so given, that the Subsequent Registrable Shares are not to be included in the Subsequent Registration Statement,

                        (iii) in the event that (A) the Filing Date is less than
                              one year after the date of the Closing; or (B) Seller fails to provide timely notice in accordance with Section 1.5(b)(ii) above, then:
                              (1) Parent shall include Four Hundred Thousand (400,000) shares of the Stock Consideration (the "Subsequent Registrable Shares")in the Subsequent Registration Statement; and (2) Five Hundred Thousand (500,000) of the Purchase Warrants (the "Relinquished Warrants") shall immediately become cancelled, null, void and of no further effect and Seller shall immediately relinquish and tender to Parent such warrant instrument or instruments evidencing Seller's former ownership of the Relinquished Warrants ;

            The aggregate 1,150,000 shares of the Stock Consideration which are the subject of this Section 1.5(a) and (b) shall be referred to as the "Registrable Shares")


                                   ARTICLE II

                                    CLOSING

      2.1 THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transactions") shall take place at: (a) the offices of Lev & Berlin, P.C., 200 Connecticut Avenue, 5th Floor, Norwalk, Connecticut at 9:30 a.m., Eastern time, on or about April 5, 2006; or (b) in the event the parties are unable to close upon such date after Buyer, Parent and Seller have used commercially reasonable best efforts to do so, at such time, place and later date that the parties shall mutually agree upon after good faith negotiations (the "Closing Date").


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      2.2   OPTION TO CLOSE. Notwithstanding anything to the contrary contained herein, on or prior to the Termination Date, the Buyer and Parent shall have the option, in their sole discretion, by giving Seller two (2) business day's notice thereof, to proceed with the Closing in accordance with the terms of this Agreement by giving written notice to Seller of their intention to proceed with the Closing. Upon receiving such notice, Seller shall be obligated to proceed with the Closing in accordance with the terms of this Agreement; provided that
(i) it shall be a condition to Seller's obligation to proceed with the Closing that Buyer shall have obtained financing on terms acceptable to Buyer in its sole discretion in the aggregate amount of approximately Ten to Eleven Million Dollars ($10,000,000 to 11,000,000) or such other higher amount as determined by the Buyer in its sole discretion (the "Financing") and (ii) it shall be conditions of Buyer and Parent's obligation to close that (a) there shall have been no material adverse change with respect to the quality, condition or repair of the Acquired Assets or the Alachua Facility between the time of Buyer's walk-through inspection of same pursuant to section 3.9 below and the Closing and (b) all of Seller's representations, warranties and covenants set forth herein shall be true and accurate in all material respects. Buyer and Parent shall have no obligation to exercise their option rights under this Section 2.2. The option referred to in this Section 2.2 and this Agreement shall automatically terminate on the Termination Date, and thereafter there shall be no liability or obligation hereunder on the part of any party.

      2.3 DELIVERIES BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer at Seller's sole cost, in the manner and form and to the locations reasonably specified by Buyer:

                  (a) The Acquired Assets;

                  (b) A duly executed bill of sale substantially in the form attached hereto as Exhibit F (the "Bill of Sale");

                  (c) Duly executed assignments/sublicenses of the Transferred Intellectual Property Rights, and the Energizer Release;

                  (d) (i) an incumbency certificate for the officers of Seller executing this Agreement and other documents to be delivered to Buyer pursuant to the terms hereof; (ii) the Certificate of Incorporation of Seller, as certified by the Secretary of State of the State of Delaware and by the Secretary of Seller as being true and complete as of the Closing Date; (iii) Seller's Bylaws certified by the authorized Officer of Seller as being true and complete as of the Closing Date; and (iv) a copy of the resolutions of Seller's Board of Directors certified by an authorized Officer of Seller as of the Closing Date authorizing the execution, delivery and performance of this Agreement and the consummation the Transactions;

                  (e) Executed copies of each of the Ancillary Agreements;

                  (f) The opinion of Seller's counsel as to corporate and commercial matters reasonably requested by Buyer;

                  (g) The opinion of Seller's counsel with respect to bankruptcy matters reasonably requested by Buyer; and

                  (h) Such other duly executed, good and sufficient instruments of sale, conveyance, assignment or transfer, in form and substance reasonably acceptable to Buyer's counsel, executed by Seller, reasonably necessary so as to vest in Buyer good and valid title in and to the Acquired Assets (including, with respect to any Acquired Assets located or to be located in any jurisdiction, one or more bills of sale or similar conveyance documents as may be required under the law of the applicable jurisdiction to validly convey, assign and transfer to Buyer good and valid title to such Acquired Assets).

      2.4 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller, or cause to be delivered, to Seller at Buyer's sole cost, in the manner and form reasonably specified by Seller, the following:

      (a)   The Purchase Price less the Escrow Amount;


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      (b)   (i) an incumbency certificate authorizing Buyer's Managing Member to execute this Agreement and other documents to be delivered to Seller pursuant to the terms hereof; and (ii) a copy of the resolutions of Buyer's Managing Member certified by Buyer's Managing Member as of the Closing Date authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions;

      (c) A certificate of the secretary of Parent dated as of the Closing Date certifying copies of the resolutions of (i) Parent's Board of Directors authorizing the execution, delivery and performance of this Agreement and the related documents; and (ii) Parent's Board of Directors and Shareholders authorizing the issuance of the Purchase Price;

      (d) The opinion of Buyer's and Parent's counsel as to corporate and commercial matters reasonably requested by Seller; and

      (e)   Executed copies of each of the Ancillary Agreements.

      2.5 DELIVERIES BY PARENT. Executed copies of each of the Ancillary Agreements to be executed by Parent.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

      3.1 ORGANIZATION. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Seller has obtained a Certificate of Authority to do business in the state of Florida.

      3.2 AUTHORIZATION. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions by Seller have been duly authorized by the Board of Directors and stockholders of Seller in accordance with the laws of the state of Delaware and Seller's Certificate of Incorporation and Bylaws. No other corporate or similar action on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to be executed by Seller or the consummation by Seller of any of the Transactions.

      3.3 EXECUTION; VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Buyer, is a valid and binding obligation of Seller, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of a court before which any proceeding therefor may be brought.

      3.4   CONSENTS AND APPROVALS; NO VIOLATIONS.

      (a) At or before Closing (except for the regulatory filings that cannot be accomplished prior to closing), all governmental authorizations and approvals as may be specifically required hereunder, including without limitation those set forth on Schedule 5.5 attached hereto, shall have been obtained, and any other applicable requirements of the Securities Act, the Exchange Act, the HSR Act, applicable foreign antitrust Laws and state securities laws shall have been complied with; and

      (b) None of the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof shall:
(w) conflict with or result in any breach of any provision of Seller's Certificate of Incorporation or Bylaws as presently in effect; (x) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity including but not limited to those governmental authorities exercising jurisdiction over the permits, licenses and authorizations set forth in Schedule 5.10; (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract of Seller or Seller's Predecessors in Interest; or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Seller's Predecessors in Interest.


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      3.5   NO UNDISCLOSED LIABILITIES. Except as otherwise specifically set forth in this Agreement, there are no liabilities or obligations with respect to the Alachua Facility or the Acquired Assets, individually or in the aggregate, that would be required to be disclosed in a consolidated balance sheet of Seller (including the related notes thereto, where appropriate) prepared in accordance with GAAP.

      3.6 ENCUMBRANCES. Except as set forth on Schedule 3.6 or in the Bankruptcy Court Order, there are no Liens or Encumbrances on the Acquired Assets and, as of the Closing, Seller will have good and marketable title to the Acquired Assets, free and clear of all Liens and Encumbrances.

      3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 13, 2005 (the "LOI Date"), there has not been, occurred or arisen any:

       (a) transaction by Seller or the Predecessors in Interest related to the Acquired Assets except: (i) in the maintenance of the Alachua Facility or the Acquired Assets as conducted prior to that date and consistent with past practices; and (ii) in connection with the Bankruptcy Case as necessary and appropriate to consummate the Transactions in accordance with the terms and conditions of this Agreement; and

       (b) (i) sale, license or transfer of any Intellectual Property Rights of Seller or the Predecessors in Interest related to the Acquired Assets or entering into any agreement with respect to any Intellectual Property Rights of Seller or any of its Subsidiaries related to the Acquired Assets with any Person, (ii) purchase or license of any Intellectual Property Rights or entering into any agreement with respect to the Intellectual Property Rights of any Person related to the Acquired Assets, or (iii) entering into any agreement with respect to the development of any Intellectual Property Rights with a third party related to the Acquired Assets.

      3.8 BROKERS' AND FINDERS' FEES. Neither Seller nor the Predecessors in Interest nor any of their Affiliates has or has created or incurred any liability or obligation to pay any fees, commissions or other compensation to any broker, agent or finder with respect to the Transactions.

      3.9   ACQUIRED ASSETS.

       (a) As of Closing, Seller will have good and valid title to the Acquired Assets, free and clear of any Liens or Encumbrances. The Seller represents that, without any independent inquiry or warranty as to their condition, it has no actual knowledge of any material adverse change in the condition or repair of the Acquired Assets (other than normal wear and tear) since August 1, 2005. Seller represents that prior to the Closing it will use commercially reasonable efforts consistent with its past practices to protect the Acquired Assets from theft and damage. Prior to Closing, Seller will permit Buyer to inspect the Alachua Facility and the Acquired Assets to determine whether they are, in Buyer's sole discretion, in acceptable condition and repair.

        (b) Schedule I hereof sets forth a list of the Acquired Assets, including without limitation the Transferred Intellectual Property Rights.

        (c) There are no Operating Agreements to which any of the Acquired Assets or the Alachua Facility is subject.

        (d) Seller has not received notice of any condemnation proceedings or eminent domain proceedings of any kind pending against the Acquired Assets or the Alachua Facility or any portion thereof.


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        (e) Seller has not received any notice alleging that the improvements comprising part of the Alachua Facility violate: (i) any applicable deed restrictions or applicable covenants, restrictions or other similar agreements;
(ii) any existing site plan approvals, zoning or subdivision regulations; (iii) any urban redevelopment plans, as modified by any duly issued variances; or (iv) any land use permits.

        (f) Since November 3, 2005, the date of the Phase II Environmental Site Assessment conducted by Dynamic Environmental Associates, Inc., Seller has not received any notice alleging that the improvements comprising part of the Alachua Facility violate any Law or Environmental Law.

      3.10  INTELLECTUAL PROPERTY.

        (a) The "Transferred Intellectual Property Rights" shall consist of Seller's rights with respect to technology relating to manufacture of those certain battery products known and designated as "18650" lithium-ion cells (the "18650 Li-Ion Cells"). As of Closing, Seller shall have delivered a general release from Energizer Corporation pursuant to which Energizer shall release Buyer from any claims by Energizer Corporation or its successors and assigns claiming infringement or improper use of any technology, software or other Intellectual Property in connection with the use of the Acquired Assets, including without limitation use of the 18650 Li-Ion Cell (the "Energizer Release"). There are no proceedings or actions known to Seller, its Predecessors in Interest or any of their Subsidiaries before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any such Transferred Intellectual Property Rights. Neither Seller nor any of its Subsidiaries have any knowledge of any facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable (it being understood that no representation is made regarding whether or not such Transferred Intellectual Property Rights could have been claimed or asserted in a more expansive manner than has been done).

        (b) At Closing, Seller will transfer all of its right title and interest (if any) in and to any Intellectual Property needed to use and/or operate the Acquired Assets.

        (c) To the extent that any Transferred Intellectual Property Rights were originally owned, invented or created by or for any third party, including any Predecessor in Interest or any of its Subsidiaries (other than Energizer with respect to the manufacture of 18650 Li-Ion Cells): (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred Intellectual Property Rights by valid assignment or otherwise; (ii) the transfers from Seller to Buyer hereunder do not violate such third party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property Rights; and (iv) no basis exists for such third party to challenge or object to this Agreement or the Transactions.

      3.11 LITIGATION. Except for the Bankruptcy Case or actions preceding the Bankruptcy Case, there is no action, suit or proceeding of any nature pending, or to Seller's knowledge threatened, by or against Seller or the Predecessors in Interest with respect to or involving the Acquired Assets, the Alachua Facility or the Transactions. There is no investigation by a Governmental Entity pending, or to Seller's knowledge, threatened, by or against Seller or the Predecessors in Interest with respect to or involving the Alachua Facility or the Acquired Assets. No Governmental Entity has provided Seller or the Predecessors in Interest with notice challenging or questioning the legal right of Seller or the Predecessors in Interest to use or operate the Acquired Assets, to use, occupy or lease the Alachua Facility or to consummate the Transactions.

      3.12 MATERIAL CONTRACTS. Except as otherwise set forth in Section 5.10 below, there are no material contracts, agreements, licenses, Environmental Permits or Governmental Authorizations in effect affecting or relating to the use, operation or disposition of the Acquired Assets or the Alachua Facility.

      3.13  NO LIQUIDATION, INSOLVENCY OR WINDING-UP.

      (a) As of Closing, and except (i) in connection with the Bankruptcy Case and (ii) as set forth on Schedule 3.13(a), no order will have been made, petition presented or resolution passed for the winding-up or liquidation of Seller and there will not be outstanding any:

            (A) Appointment of a receiver over the whole or part of the assets of Seller;

            (B) Voluntary arrangement between Seller and any of its creditors under any bankruptcy, insolvency or similar law; or

            (C) Distress or execution or other process levied in respect of Seller or any of the Predecessors in Interest that remains undischarged.

      (b) Other than in connection with the Bankruptcy Case, as of Closing, to Seller's knowledge, there will be no circumstances that would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

      3.14 BULK TRANSFER LAWS. Other than in connection with the Bankruptcy Case, as of the Closing, there will be no current or past creditors of Seller or any of the Predecessors in Interest to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the Transactions.

      3.15  TAX RETURNS AND AUDITS.

      (a) Except as disclosed on Schedule 3.15(a), as of the Closing Date, Seller and its Affiliates have paid all Taxes they are required to pay, if any, in respect of the Acquired Assets or the Alachua Facility.

      (b) Except as disclosed on Schedule 3.15(b), no audit or other examination of any Tax Return of Seller or any of the Predecessors in Interest is in progress, nor has Seller or any of the Predecessors in Interest been notified of any request for such an audit or other examination.

      (c) Except as disclosed on Schedule 3.15(c), neither Seller nor any of the Predecessors in Interest has or knows of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the Transactions.

      (d) Except as disclosed on Schedule 3.15(d), there are (and immediately following the Closing there will be) no Liens or Encumbrances on any of the Acquired Assets relating to or attributable to Taxes.

      (e) Except as disclosed on Schedule 3.15(e), neither Seller nor any of the Predecessors in Interest knows of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on any of the Acquired Assets.

      3.16 STATUTES; COURT ORDERS. As of the date hereof there are and as of the Closing there will be no (i) order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Transactions; and (ii) pending suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Transactions.

      3.17  INTENTIONALLY OMITTED.

      3.18  ENVIRONMENTAL MATTERS.

      (a) ENVIRONMENTAL LIABILITIES. Except as set forth in Schedule 3.18(a), no action, proceeding, revocation, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Seller, threatened, concerning any Environmental Permit, Hazardous Material or any activity or conduct now or previously occurring that would give rise to the Release of any Hazardous Materials ("Hazardous Materials Activity") of Seller or any of the Predecessors in Interest. Seller has no knowledge of any fact or circumstance that could involve Seller or the Predecessors in Interest in any environmental litigation or impose upon Seller or any of the Predecessors in Interest any environmental liability, except as set forth in Schedule 3.18(a).

      (b) Seller acknowledges and agrees that, except as otherwise specifically set forth herein, it has the sole and exclusive liability and responsibility to implement, maintain, and complete any and all environmental assessments, remediation, removal, decontamination and clean up to the satisfaction of any and all Government Entities having jurisdiction and/or authority over such matters and in strict compliance with Environmental Law for all environmental conditions relating to a Release, a Hazardous Materials Activity or any violation of Environmental Law that (i) occurred or existed prior to the Closing Date , including without limitation all conditions, facts and circumstances described and disclosed in sections 3.18 (a) and the Schedule referred to therein; and (ii) any Release, Hazardous Materials, Hazardous Materials Activity or any violation of Environmental Laws or any Environmental Claim that occurs or arises after the Closing Date as a result of or in connection with the clean-up, remediation, removal or decontamination of any such pre-existing environmental condition, regardless of whether such are known or unknown, or are, have been or will be the subject of any Environmental Claim associated with the Acquired Assets, the Leased Areas and the Alachua Facility as of the Closing Date (collectively, "Pre-Existing Environmental Conditions"). Seller shall notify all Government Entities of the Closing of the Transactions to the extent necessary and appropriate to comply with Environmental Law, and, if required by applicable Environmental Law, such notification shall include a provision that Seller shall remain solely and exclusively responsible for all duties and obligations under any and all consent orders and consent decrees, and applicable law, as they relate to Pre-Existing Environmental Conditions. Seller acknowledges that Buyer is not acquiring or assuming in any manner any of the legal liability or responsibility for Pre-Existing Environmental Conditions. Seller hereby acknowledges and warrants its continuing obligation after Closing to satisfy its legal obligations for Pre-Existing Environmental Conditions.

      3.19  INTENTIONALLY OMITTED.

      3.20  INTENTIONALLY OMITTED.

      3.21 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Seller on behalf of itself or any of the Predecessors in Interest (as modified by the Schedules hereto), nor any statement made in any Schedule, certificate or instrument furnished by Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

      3.22 INVESTMENT INTENT. Seller understands that the shares of Electro Energy Common Stock it will receive pursuant to the terms of this Agreement and which are issuable upon the exercise of the Warrants have not been registered under the Securities Act. Seller also understands that these shares are being offered and sold pursuant to an exemption from registration under the Securities Act based in part upon Seller's representations contained in the Agreement. Seller hereby represents and warrants as follows:

      (a) ACQUISITION FOR OWN ACCOUNT. Seller is acquiring the shares of Electro Energy Common Stock for Seller's own account for investment only, and not with a view towards their distribution other than pursuant to an effective registration statement or a valid exemption from registration under the Securities Act.

      (b) SELLER CAN PROTECT ITS INTEREST. Seller represents that by reason of its, or of its management's, business or financial experience, Seller has the capacity to protect its own interests in connection with the Transactions.

      (c) BUYER INFORMATION. Seller has had an opportunity to discuss Electro Energy's business, management and financial affairs with directors, officers and management of Electro Energy and has had the opportunity to review Electro Energy's operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from Electro Energy and its management regarding the terms and conditions of this investment.

      (d) LEGENDS. To the extent applicable, each certificate or other document evidencing any of the shares of Electro Energy Common Stock delivered pursuant to the terms of this Agreement shall be endorsed with the legends substantially in the form set forth below:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

            THE SALE, TRANSFER, ASSIGNMENT, EXCHANGE, PLEDGE OR GRANT OF A SECURITY INTEREST IN ALL OR ANY OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO A LOCK-UP AGREEMENT, DATED ON OR ABOUT April 5, 2006, BY AND BETWEEN THE ISSUER AND THE HOLDER OF THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH AGREEMENT PROVIDES FOR CERTAIN RESTRICTIONS AS TO THE OWNERSHIP AND TRANSFER OF THE SHARES EVIDENCED BY THIS CERTIFICATE. BY ACCEPTING THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY SAID AGREEMENT.

      3.23 BANKRUPTCY CASE. The Seller has taken all actions and completed and satisfied all requirements in and with respect to the Bankruptcy Case necessary and appropriate to consummate the Transactions in accordance with the terms and conditions of this Agreement. None of the duties, obligations, covenants, representations or warranties of the parties hereto will conflict with, violate, breach or contravene any order, ruling, judgment or other requirement of the Bankruptcy Case or any Law affecting or relating to the Bankruptcy Case. Pursuant to the Bankruptcy Court Order, the Bankruptcy Court has fully authorized the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT


      4.1 ORGANIZATION; QUALIFICATION OF BUYER AND ELECTRO ENERGY. (i) Buyer hereby represents and warrants to Seller that Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. (ii) Parent hereby represents and warrants to Seller that Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

      4.2 AUTHORIZATION. (i) Buyer hereby represents and warrants to Seller as follows: Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions by Buyer have been duly authorized by Buyer's Managers and no other limited liability company action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by Buyer or the consummation by Buyer of any of the Transactions. (ii) Parent hereby represents and warrants to Seller as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement, deliver the Purchase Price, and take all other actions necessary to permit the Buyer to consummate the Transactions. The delivery of the Purchase Price has been duly authorized by Parent's Stockholders and Board of Directors and no other corporate action on the part of Parent is necessary to authorize the delivery of the Purchase Price or any other action required of Parent hereunder necessary to permit Buyer to consummate any of the Transactions.

      4.3 EXECUTION; VALIDITY OF AGREEMENT. Buyer and Parent hereby represents and warrants to Seller as follows: this Agreement has been duly executed and delivered by Buyer and Parent and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

      4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Buyer hereby represents and warrants to Seller as follows: Except for (a) the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, and applicable foreign antitrust laws and state securities laws and (b) in the case of (y) below, except as would not have a Buyer Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer of the Transactions or compliance by Buyer with any of the provisions hereof shall: (w) conflict with or result in any breach of any provision of the Certificate of Formation and Operating Agreement of Buyer, each as presently in effect; (x) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract of Buyer; or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer. Parent hereby represents and warrants to Seller as follows, except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, and applicable foreign antitrust laws and state securities laws, none of the delivery of the Purchase Price nor the performance of any other action necessary to permit the Buyer to consummate the Transactions shall: (w) conflict with or result in any breach of any provision of the Certificate of Incorporation and By-Laws of Parent, each as presently in effect; (x) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract of Parent; or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent.

      4.5   CAPITALIZATION.

      (a) Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows: As of the date hereof, the authorized and issued membership interests in Buyer consist of 100 Units of membership interests. Parent owns one hundred percent (100%) of the issued and outstanding membership interests of the Buyer. There are no outstanding Buyer options, warrants or other membership interest equivalents. There are no other classes of membership interests of Buyer authorized.

      (b) Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows: As of the date hereof, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Electro Energy Common Stock, of which 16,683,431 shares are issued and outstanding; and (ii) 10,000 shares of preferred stock, par value $.001 per share, 5,600 of which have been designated Series A Convertible Preferred Stock, of which 197 are issued and outstanding. No shares are held in treasury. As of the date hereof, approximately 3,000,000 shares of Electro Energy Common Stock are reserved for issuance upon the exercise of options outstanding under Parent's stock incentive plans. As of the date hereof, approximately 1,678,590 shares of Electro Energy Common Stock are reserved for issuance upon the exercise of warrants. All the outstanding shares of Electro Energy Common Stock are duly authorized, validly issued, fully paid and non-assessable.

      4.6 PARENT SEC REPORTS. Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows: Except as otherwise set forth in
Schedule 4.6 hereof, Parent has filed all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC since June 9, 2004 through the date hereof (collectively, the "Electro Energy SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, each Electro Energy SEC Report, (a) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Electro Energy SEC Reports and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Electro Energy SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Electro Energy SEC Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. There is no investigation by the SEC threatened or pending, or, to the knowledge of the Buyer, contemplated with respect to any Electro Energy SEC Reports, including, without limitation, revenue recognition thereunder or any of Parent's officers, directors or principal stockholders.

      4.7 BROKERS OR FINDERS. Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows: neither Buyer nor Parent nor any of its Subsidiaries has entered into any contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

      4.8 "AS IS" TRANSACTION. The Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets or any business related thereto including, without limitation, income to be derived or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal property comprising a part of the Acquired Assets, the value or transferability of the Acquired Assets (or any portion thereof), the merchantability or fitness of the Acquired Assets (or any portion thereof) for any particular purpose or any other matter. Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Acquired Assets. The Buyer further acknowledges that it has conducted an independent inspection and investigation of the physical condition of the Acquired Assets and all such other matters relating to or affecting the Acquired Assets as the Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Acquired Assets, the Buyer is doing so based solely upon such independent inspections and investigations, subject to final inspection of the Acquired Assets prior to closing as set forth in paragraph 3.9(a) and the representations, warranties and covenants of the Seller expressly set forth herein . Accordingly, if the Closing occurs, the Buyer will accept the Acquired Assets at the Closing "AS IS," "WHERE IS," and "WITH ALL FAULTS", subject only to the representations, warranties and covenants of the Seller expressly set forth herein.

Notwithstanding the foregoing,

      (a) neither Seller nor any of its Affiliates shall voluntarily take, or agree to or commit to take, any action that would materially impair the ability of the parties hereto to consummate the Transactions in accordance with the terms hereof or materially delay such consummation;

      (b) neither Seller nor any of its Affiliates shall sell, lease, license, mortgage or otherwise encumber or dispose of the Acquired Assets or any properties or assets which are material, individually or in the aggregate, to the use of the Alachua Facility;

      (c) neither Seller nor any of its Affiliates shall subject itself, or Buyer, to any material agreement, contract, obligation or understanding with respect to the Acquired Assets or the Alachua Facility;

      (d) neither Seller nor any of its Affiliates shall enter into any contract the effect of which would be to grant to a third party following the Closing Date any actual or potential right or license in or to any of the Transferred Intellectual Property;

      (e) neither Seller nor any of its Affiliates shall grant any rights with respect to any of the Transferred Intellectual Property or Intellectual Property necessary to use the Acquired Assets; and

      (f) neither Seller nor any of its Affiliates shall enter into any contract, agreement, obligation, understanding or commitment to do any of the foregoing.

                                    ARTICLE V

                                    COVENANTS


      5.1 STOCKHOLDER AND DIRECTOR APPROVAL. At or prior to Closing, any and all consents or approvals of the stockholders and board of directors of Seller required under the applicable provisions of the Delaware General Corporations Law, and under applicable terms of Seller's Certificate of Incorporation and By-Laws, in each case to authorize this Agreement and the consummation of the Transactions shall have been obtained, and shall not have been rescinded, revoked or otherwise withdrawn in any respect.

      5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon the execution hereof, and continuing until the closing of the Transactions or the earlier termination of this Agreement (or, in the event of any claims made in accordance with Section 8.2 or otherwise under this Agreement, until the resolution thereof), Seller and its Affiliates shall: (i) give Buyer and its authorized representatives reasonable access from time to time to all of its books, records, senior personnel, offices and other facilities and properties to the extent the same relates to the Alachua Facility or Acquired Assets, including, without limitation, reasonable and timely access to the Leased Areas and other portions of the Alachua Facility within which the Acquired Assets may then be located in order for Buyer to conduct a "walk-through" inspection at Buyer's request prior to the Closing Date; (ii) permit Buyer to make such copies of any documents and inspections thereof from time to time as Buyer may reasonably request; and (iii) cause its officers and other employees to furnish Buyer with such financial and operating data and other information with respect to the Acquired Assets and Alachua Facility, as from time to time Buyer may reasonably request; provided, however, that any such access shall be conducted at Buyer's expense, at reasonable times, under the supervision of personnel of Seller or such Affiliate, as the case may be, and in such a manner as to maintain the confidentiality of this Agreement and the Transactions in accordance with the terms hereof. Buyer agrees to retain all information so obtained from Seller on a confidential basis, and Seller agrees to retain any information obtained from Buyer on a confidential basis. In the event that the Transactions shall not be completed for any reason, each party shall return promptly to the other party all information received by such party in this connection. Neither Buyer nor Seller shall use any confidential information so obtained unless (i) the Transactions are consummated or (ii) the confidential information becomes available in the public domain.

      Notwithstanding the foregoing, no information or knowledge obtained by either Buyer or Seller during the course of any investigation conducted pursuant to this Section shall: (a) affect or be deemed to modify in any respect any of the representations or warranties of Seller set forth in this Agreement (or in any certificate, instrument or other document delivered by Seller to Buyer in connection with the Transactions), or the conditions to the obligations of the parties to consummate the Transactions in accordance with the terms and conditions hereof; (b) be deemed to amend or supplement the Schedules hereto, or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Seller; or (c) otherwise limit or affect any remedies available to Buyer as a result of or arising out of such disclosure.

      5.3   REGULATORY FILINGS; COMMERCIALLY REASONABLE EFFORTS.

      (a) REGULATORY FILINGS. Subject to the terms and conditions hereof, Seller and Buyer shall coordinate and cooperate with one another and shall use their respective commercially reasonable efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, shall make all filings, notices, petitions, statements, registrations, submissions for information, application or submission of other documents required by any Governmental Entity in connection with the Transactions. Seller and Buyer each shall cause all documents that it is responsible for filing with any Governmental Entity under this Section to comply in all material respects with all applicable Laws.

      (b) EXCHANGE OF INFORMATION. Seller and Buyer each shall promptly supply the other with any information which may be required in order to effectuate any filing or application pursuant to Section 5.3(a). Except where prohibited by applicable Laws, each of the parties shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any investigations or proceedings in connection with this Agreement or the Transactions, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided, that with respect to any such filing, presentation or submission, each of the parties need not supply the other party (or its counsel) with copies (or, in the case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

      (c) NOTIFICATION. Seller and Buyer each shall notify the other promptly upon its receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Agreement; and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.3(a), each of the parties, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (d) EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR. Upon the terms and subject to the conditions set forth in this Agreement, the Seller and Buyer each shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditions manner practicable, the Transactions, including using its commercially reasonable efforts to accomplish the following:
(i) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (ii) the resolution of such objections, if any, as may be asserted with respect to the Transactions under the HSR Act, applicable foreign antitrust Laws or any other antitrust, competition or fair trade Laws; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; (iv) the execution or delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; and (vii) obtain releases of any Encumbrances that may be reflected herein or in the Schedules hereto, if any, to be released prior to the Closing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in any agreement, certificate, instrument or other document delivered in connection with the Transactions, nothing in this Agreement or in any agreement, certificate, instrument or other document delivered in connection with the Transactions shall be deemed to require Seller or Buyer, or any Subsidiary or affiliate thereof, to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.4 STATE TAKEOVER LAWS. If any state takeover law becomes or is deemed applicable to this Agreement or the Transactions, then Seller and Buyer each shall use its commercially reasonable efforts to assist in any effort by the other party to render such statute inapplicable to the Transactions.

      5.5 THIRD-PARTY CONSENTS. As soon as practicable following the date hereof and in any event prior to the Closing, Seller shall use commercially reasonable efforts to obtain any consents, waivers and approvals, including, but not limited to, governmental action directed to governmental authorizations on
Schedule 5.5, and to provide any notices, required under this Agreement.

      5.6 PUBLICITY. No party shall issue or cause the publication of any press release or other external public announcement with respect to this Agreement or the Transactions without prior consultation with the other parties hereto, except as may be required by Law or by any listing agreement with a national securities exchange or trading market; provided, however, that in the event that Buyer and Seller are required by Law or by any listing agreement with a national securities exchange or trading market to issue any press release or make any public announcement with respect to this Agreement or the Transactions, the party required to issue such press release or make such public announcement shall, to the extent practicable within the requirements of applicable law, consult in good faith with the other party hereto regarding the terms of such press release or the substance of any such public announcement.

      5.7 ANCILLARY AGREEMENTS. Each of the parties hereto shall cause each of the Ancillary Agreements to which it is intended to be a party to be executed and delivered to the other party at the Closing in accordance with the terms and subject to the conditions set forth herein.

      5.8 SUBSEQUENT ACTIONS. After the Closing, if Buyer determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Buyer, its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, then Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement. After the Closing, if either party determines or is advised that any other actions or things are necessary or desirable to carry out this Agreement, then the other party shall execute and deliver all assurances and take and do all such other actions and things as may be reasonably requested to carry out this Agreement.

      5.9 NOTICE OF CERTAIN MATTERS. Prior to the Closing, Seller shall give prompt notice to Buyer of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of Seller set forth in this Agreement to be untrue or inaccurate at the Closing; and (b) any failure of Seller to comply with or satisfy any covenant or agreement to be complied with by Seller under this Agreement at the Closing; provided, however, that any disclosure by Seller pursuant to this Section shall not: (x) affect or be deemed to modify in any respect any of the representations or warranties of Seller set forth in this Agreement (or in any certificate, instrument or other document delivered by Seller (or any officer thereof) to Buyer in connection with the Transactions), or the conditions to the obligations of the parties to consummate the Transactions in accordance with the terms and conditions hereof; (y) be deemed to amend or supplement the Schedules hereto, or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Seller; or (z) otherwise limit or affect any remedies available to Buyer as a result of or arising out of such disclosure, including, without limitation, Buyer's right to indemnification under this Agreement.

      5.10 TRANSFER OF PERMITS. Prior to or at the Closing, in connection with the operation of the Leased Areas or ownership and use of the Acquired Assets, Seller agrees to transfer or cause to be transferred the Governmental Authorizations and Environmental Permits as set forth on Schedule 5.10 attached hereto.

      5.11 FACILITY STATUS. In connection with certain Pre-Existing Environmental Conditions, as soon as possible after Closing, Seller shall apply for a modification of facility status (as it relates to the Alachua Facility) to the "Natural Attenuation Monitoring Only" designation with the applicable governmental authority, provided, however that nothing contained herein shall be deemed an obligation by Seller to remediate or undertake any remediation of the Premises in order to obtain such modification of facility status other than as otherwise specifically set forth herein.

      5.12 EASEMENT. Seller shall, in accordance with the Lease Agreements, grant to Buyer a temporary, revocable easement and license for such access to and use of the areas of the Alachua Facility as reasonably necessary and solely for the purpose of (i) Buyer's opening for business thereat for production, development and distribution of such lithium-ion rechargeable cell batteries, and (ii) for any clean-up work to be performed by Buyer which may be required or otherwise desired by Buyer. Such easement and license shall be for a term of one
(1) year commencing as of the Closing Date and expiring on the day before the first anniversary of the Closing Date, unless sooner terminated as provided herein, or reasonably extended by the parties in the event Buyer is unable to complete the items set forth in (i) or (ii) above after commercially reasonable efforts to do so. Buyer shall not materially interfere with the use and occupancy of the Alachua Facility by Seller (other than the Leased Areas), its agents, employees and/or contractors and other tenants of the Alachua Facility. In the event that Buyer materially interferes with Seller's or any other tenant's or other occupant's use or occupancy thereof, Seller shall have the right, in addition to all other rights and remedies hereunder, at law, or in equity, to terminate such temporary easement and license.

      5.13 RELEASE. At or prior to Closing, Seller shall have obtained the Energizer Release.

      5.14 BANKRUPTCY COURT ORDER. Pursuant to the Bankruptcy Court Order, at or prior to the Closing, Seller, or Seller's Predecessor in Interest shall pay the sum of $2,500,000.00 to the Unsecured Claims Fund as defined in the Bankruptcy Court Order.

      5.15 PAYMENT OF TAX LIENS. At or prior to the Closing, Seller shall, in accordance with the Bankruptcy Court Order: (a) pay or cause to be paid (i) all sums due to the Alachua County Tax Collector for tangible personal property taxes assessed against the Acquired Assets, for tax years prior to 2006 which are required to satisfy any claim or lien which said Tax Collector may have against the Acquired Assets, and (ii) the apportioned amounts due for tax year 2006 through Closing; and (b) shall further pay (i) all amounts required to be paid under any agreement with the Alachua County Tax Collector, or under any plan approved by the Bankruptcy Court for Ad Valorem taxes assessed against the Alachua facility for tax years prior to 2006 which are required to satisfy any claim or lien which said Tax Collector may have against the Acquired Assets, and
(ii) the apportioned amounts due for tax year 2006 through Closing.

      5.16 ENVIRONMENTAL CLEAN UP. Seller shall, in accordance with certain of the Lease Agreements, perform certain clean-up actions with respect to the sintering building and wastewater treatment system at the Alachua Facility within the times frames specified in such Lease Agreement or, if no time frame is specified, then as soon as practicable following the Closing.

      5.17 EVIDENCE OF DISCHARGE. At or prior to Closing, Seller shall have delivered to Buyer evidence of (i) release of all Liens set forth on Schedule
5.17 attached hereto, and (ii) discharge of all bankruptcy proceedings with respect to the Acquired Assets and the Alachua Facility.

                                   ARTICLE VI

                             INTENTIONALLY OMITTED


                                  ARTICLE VII

                                  TERMINATION

      7.1   TERMINATION.

      (a) This Agreement may be terminated or the Transactions may be abandoned at any time prior to the Closing Date:

            (i)   by the mutual written consent of Buyer and Seller; or

            (ii) by Buyer at any time prior to the Termination Date for any reason or no reason; or

            (iii) by Seller if Buyer has not exercised its option under Section
2.2 on or prior to the Termination Date.

      (b) This Agreement shall automatically terminate on the Termination Date in the event that Buyer and Parent have not exercised their option under Section
2.2 on or prior to the Termination Date, and there shall be no liability or obligation thereafter on the part of any party in connection therewith.

      7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement or abandonment of the Transactions by either party pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the non-terminating party or parties specifying the provision hereof pursuant to which such termination of this Agreement or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of any party hereto except for fraud or for willful breach of this Agreement prior to such termination of this Agreement or abandonment of the Transactions.

                                  ARTICLE VIII

                                INDEMNIFICATION

        8.1 SURVIVAL. The representations, warranties and covenants of Seller contained in this Agreement and the other Ancillary Agreements (except for those representations, warranties and covenants contained in Section 3.15 (Tax Returns and Audits), which shall survive until the expiration of the applicable statute of limitations) shall survive the Closing and remain in full force and effect
(a) for a period of two (2) years following the Closing Date, (b) with respect to matters covered by Sections 3.18 (Environmental Matters) or claims in connection with Pre-Existing Environmental Conditions, including, but not limited to, property damage, personal injuries, default or breach of consent orders, consent decrees, and related non-compliance to governmental authorities, and third parties, for a period of five (5) years following the Closing Date, and (c) with respect to each other covenant or agreement contained in this Agreement or any other Ancillary Agreement until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of two (2) years, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or
(c) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

      8.2   INDEMNIFICATION.

      (a) INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold Buyer, Parent, their successors and assigns, and their respective officers, directors, employees, affiliates, stockholders, members, mangers and agents (collectively, the "Buyer Indemnified Parties") harmless against all Losses incurred, accrued or sustained by the Buyer Indemnified Parties, or any of them, as a result of (A) any breach, violation or failure of a covenant, representation or warranty of Seller contained in this Agreement, the Lease Agreements, the Real Property Agreements, or in any certificate, instrument, or other document delivered pursuant to this Agreement, (B) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement or any failure to comply with applicable securities laws; (C) Seller's failure to deliver to Buyer any of the Acquired Assets and the Leased Areas; and
(D) any and all liability of Seller or any Predecessor in Interest associated with: (i) Pre-Existing Environmental Conditions, including, but not limited to, property damage, personal injuries, default or breach of consent orders, consent decrees, and related non-compliance to governmental authorities, and third parties, subject to offset against insurance proceeds, if any, received by Buyer in connection with such Pre-Existing Environmental Conditions; (ii) any claims in connection with events, actions or liabilities arising prior to the Bankruptcy Court Order and not discharged in connection with the Bankruptcy Case; and (iii) Seller's obligations under Section 5.16 herein, subject to the terms, conditions and limitations set forth in the Escrow Agreement.

      (b) INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Seller, its officers, directors, affiliates, members, managers, employees and agents (collectively, the "Seller Indemnified Parties") harmless against all Losses incurred, accrued or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach of a representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement, or (ii) any failure by Buyer to perform or comply with any covenant applicable to it contained in this Agreement or any failure to comply with applicable securities laws.
      (c) INDEMNIFICATION BY PARENT. Parent agrees to indemnify and hold the Seller Indemnified Parties harmless against all Losses incurred, accrued or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach of a representation or warranty of Parent contained in this Agreement or in any certificate, instrument, or other document delivered by Parent pursuant to this Agreement, or (ii) any failure by Parent to perform or comply with any covenant applicable to it contained in this Agreement or any failure to comply with applicable securities laws.

      8.3   LIMITATIONS ON INDEMNIFICATION.  Notwithstanding anything in Section
8.2 to the contrary,

      (a) Seller shall have no indemnification obligations pursuant to Section 8.2(a) until such time as the total amount of all Losses that have been suffered or incurred by any one or more of the Buyer Indemnified Persons, or to which any one or more of the Buyer Indemnified Persons has or have otherwise become subject, exceeds $75,000 in the aggregate. At such time as the total amount of such Losses exceeds $75,000 in the aggregate, the Buyer Indemnified Persons shall be entitled to be indemnified against the full amount of such Losses in excess of $75,000; provided, however, if any single Loss exceeds $50,000, the Buyer Indemnified Persons shall be entitled to be indemnified against the full amount of such Loss.

      (b) Buyer shall have no indemnification obligations pursuant to Section 8.2(b) until such time as the total amount of all Losses that have been suffered or incurred by any one or more of the Seller Indemnified Persons, or to which any one or more of the Seller Indemnified Persons has or have otherwise become subject, exceeds $75,000 in the aggregate. At such time as the total amount of such Losses exceeds $75,000 in the aggregate, the Seller Indemnified Persons shall be entitled to be indemnified against the full amount of such Losses in excess of $75,000; provided, however, if any single Loss exceeds $50,000, the Seller Indemnified Persons shall be entitled to be indemnified against the full amount of such Loss.

Notwithstanding anything to the contrary, no Indemnified Party shall be entitled to be indemnified for any Loss incurred, accrued or sustained by such party as a result of any Loss resulting from the negligence, willful misconduct or breach of this Agreement by such party.

      8.4   ESCROW ARRANGEMENTS.

      (a) ESCROW FUND. Seller will be deemed to have received at the Closing and Buyer will deposit the Escrow Amount into an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate the Buyer Indemnified Parties, or any of them, for any claims by such Buyer Indemnified Parties for any Loss or Losses suffered or incurred by them with respect to indemnifications by Seller under Section 8.2(a) for those claims not otherwise covered by any policy of insurance carried by Buyer (which coverage Buyer may maintain, discontinue or modify in its sole and exclusive discretion), including without limitation the payment of any deductible thereunder.

      (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements and the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Closing and shall terminate on the five year anniversary date thereof (the "Escrow Termination Date"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Buyer, is necessary to satisfy any unsatisfied claims specified in any Claim Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period (the "Unsatisfied Claim Amount"). The Escrow Agent shall deliver, promptly following the Escrow Termination Date, to Seller all amounts remaining in the Escrow Fund at the Escrow Termination Date less the Unsatisfied Claim Amount. Any Unsatisfied Claim Amount which Buyer has accrued but which Buyer has not sustained or incurred and which Buyer elects to no longer accrue during the one (1) year period following the end of the Escrow Period shall be promptly delivered to Seller by the Escrow Agent upon appropriate instructions from Buyer. In addition, one (1) year following the end of the Escrow Period, the Escrow Agent shall deliver to Seller an amount equal to any Unsatisfied Claim Amounts still remaining in the Escrow Fund less any amounts which, in the reasonable judgment of Buyer, are necessary to satisfy any unsatisfied Losses which Buyer has sustained, incurred or accrued.

      8.5 INDEMNIFICATION PROCEDURE. An Indemnified Party seeking indemnification shall deliver a Claim Certificate to the other party and, if prior to the Escrow Termination Date, the Escrow Agent, if applicable. The other party may object to any such claim set forth in such Claim Certificate by providing written notice to such Indemnified Party and, if prior to the Escrow Termination Date, the Escrow Agent, if applicable, specifying the basis for such objection, within ten (10) days following delivery of such Claim Certificate. If an objection to the amount of Losses specified in such Claim Certificate is provided, and such objecting party and the Indemnified Party are unable to resolve such dispute after good faith discussions within ten (10) days following the delivery of such objection notice, such dispute shall be resolved in accordance with appropriate legal proceedings. In the case of a claim by a Buyer Indemnified Party, if the Seller does not object to the Claim Certificate within the period specified, the Escrow Agent shall deliver to the Buyer Indemnified Party, as promptly as practicable, an amount from the Escrow Fund equal to such identified Losses, as determined in accordance with the Escrow Agreement.

      8.6 THIRD PARTY CLAIMS. In the event an Indemnified Party becomes aware of a third-party claim that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant hereto, the Indemnified Party shall notify the other party (the "Indemnifying Party") of such claim, and the Indemnifying Party shall be entitled, at its expense, to participate in the defense of such claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision hereof to the amount of any claim by the Indemnified Party against the Indemnifying Party with respect to such settlement. The Indemnifying Party with respect to any third- party claims shall only be liable for Losses actually suffered by any Indemnified Party (including amounts incurred or accrued in defense of such third- party claim) upon a settlement or final, non-appealable finding by a court of competent jurisdiction that all or any portion of such Losses are due and payable by the Indemnified Party. In the event a court of competent jurisdiction issues a final non-appealable judgment denying or refusing to grant any relief with respect to the claim or cause of action of such third-party claimant in its entirety, then the Indemnified Party and Indemnifying Party shall equally bear the costs of reasonable attorneys and related fees incurred in the defense of such claim.


                                   ARTICLE IX

                         DEFINITIONS AND INTERPRETATION

      9.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

      "18650 Li-Ion Cell" has the meaning set forth in Section 3.10.

      "Acquired Assets" means all of the property and assets located in, or related to, the Leased Areas in existence as of the "walk-through" inspection conducted by Buyer prior to the Closing Date, provided however that they shall in all events include without limitation the assets set forth on Schedule I.

      "Acquisition" has the meaning set forth in the recitals.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act, and shall also include any Predecessors in Interest.

      "Agreement" or "this Agreement" means this Asset Purchase Agreement, together with the exhibits and schedules hereto.

      "Alachua County Tax Collector" has the meaning set forth in Section
1.2(h).

      "Alachua Facility" means the real estate and improvements thereto located at 12781 NW Highway 441, Alachua, Florida 32615.

      "Ancillary Agreements" means, collectively, the Lock-Up Agreement, the Bill of Sale, the Warrants, the Escrow Agreement, the Lease Agreements, the Guaranty of Leases, the Lease Escrow Agreement, the assignment/sublicense of the Transferred Intellectual Property Rights, and the Real Property Agreements, including without limitation the SNDA and the Waste Facility Operating Agreement.

      "Bankruptcy Case" means that certain federal bankruptcy proceeding known as Case #01-00335-GVL1, styled In re; Moltech Power Systems, Inc. n/k/a Battery Park Industries, Inc. pending in the United States Bankruptcy Court for the Northern District of Florida.

      "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Florida, and any judge sitting therein, either by appointment or special designation, having jurisdiction or responsibility for the Bankruptcy Case.

      "Bankruptcy Court Order" means the Order Authorizing Sale, Transfer and Conveyance of substantially all real and personal property issued by the Bankruptcy Court and dated December 5, 2005 in the form of Exhibit G hereto.

      "Bill of Sale" has the meaning set forth in Section 2.2(b).


      "Business Day" means a day other than Saturday, Sunday or any day on which the principal commercial banks located in Danbury, Connecticut are authorized or obligated to close under the laws of such state.

      "Buyer Indemnified Parties" has the meaning set forth in Section 8.2(a).

      "Buyer Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Buyer Material Adverse Effect, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of Buyer, taken as a whole with its Subsidiaries or (b) materially impede Buyer's authority to consummate the Transactions in accordance with the terms hereof and applicable Laws; provided, however, that for purposes of clause
(a) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Buyer Material Adverse Effect:
(A) any Effect resulting from compliance with the terms and conditions of this Agreement; (B) any Effect directly related to the announcement or pendency of the Transactions; (C) any Effect that results from changes affecting any of the industries in which Buyer operates generally or the United States economy generally which does not have a disproportionate Effect on Buyer; or (D) any Effect that results from changes affecting general worldwide economic or capital market conditions which does not have a disproportionate Effect on Buyer.

      "Closing" has the meaning set forth in Section 2.1.

      "Closing Date" has the meaning set forth in Section 2.1.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Electro Energy Common Stock" has the meaning set forth in Section 1.3(a).

      "Encumbrances" means any and all liens, charges, assessments, security interests, options, claims, mortgages, easements, rights of way, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, including without limitation, judgments, orders, rulings or decrees issued by or on behalf of any private party or Governmental Entity.

      "Energizer Release" has the meaning set forth in Section 3.10.

      "Environment" means ambient air, surface water, ground water, land surface or subsurface strata.

      "Environmental Claim" means, with respect to any Person, any actual notice or claim, or threatened claim, written or verbal, by any other Person alleging or asserting liability for investigatory costs, cleanup costs, monitoring costs, Governmental Entity response costs, costs of compliance, damages to natural resources or other property, personal injuries, fines or penalties or any other type of damages or injury, of any kind or nature arising out of, based on or resulting from. in whole or in part, (a) the presence or Release or threatened Release into the Environment, of any Hazardous Material, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Law" means collectively the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), The Florida Water Code, The Florida Solid Waste Disposal Act, Title 10, Part I of the Code of Federal Regulations for the Nuclear Regulatory Commission, the Hazardous Materials Transportation Act, The Toxic Substances Control Act of 1980, The Clean Air Act, The Clean Water Act, Florida Department of Environmental Protection memoranda, and any other applicable Laws or Regulations which relate to protection of the Environment, human health or safety or to Releases or threatened Releases of Hazardous Materials in the Environment, or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

       "Environmental Permits" means all environmental approvals, permits, licenses, clearances and consents (necessary for the conduct of Seller's and the Predecessors' in Interest Hazardous Material Activities.

      "Escrow Agent" has the meaning set forth in the recitals, or any successor entity or permitted assign.

      "Escrow Agreement" has the meaning set forth in the recitals.

      "Escrow Amount" means one million (1,000,000) shares of Electro Energy Common Stock.

      "Escrow Fund" has the meaning set forth in Section 8.4(a).

      "Escrow Period" means the period commencing on the Closing Date and terminating on the five year anniversary date thereof.

      "Escrow Termination Date" has the meaning set forth in Section 8.4(b).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "Governmental Authorization" or "Government Authority" means any consent, license, registration, approval, requirement, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

      "Governmental Entity" means a foreign, federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

      "Hazardous Material" means any amount of any substance, pollutant, or material that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger or potential danger to health or the environment, for which clean-up goals, standards and/or regulations are provided, or regulated or controlled by an Environmental Law, including PCBs, asbestos, petroleum or petroleum containing product, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous or solid waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws ( other than office and janitorial supplies properly and safely maintained)or, any other substance, chemical or material that could be known as a pollutant or contaminant.

      "Hazardous Materials Activities" has the meaning set forth in Section 3.18(a).

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Party" means the Buyer Indemnified Parties or the Seller Indemnified Parties, or both, as the case may be.

      "Intellectual Property" means Trademarks, Patents, copyrights, Trade Secrets and domain names in connection with the operation or use of the Acquired Assets (as contemplated or consistent with past practice of the Seller or the Predecessors-in-Interest.

      "Intellectual Property Rights" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith, in connection with the operation or use of the Acquired Assets (as contemplated or consistent with past practice of the Seller or the Predecessors in Interest: (i) all Patents; (ii) all Trade Secret rights; (iii) all copyrights, mask works, and mask work registrations and applications, and any other rights in works of authorship; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks; (vi) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) rights to Web site addresses and domain names; and (viii) any similar, corresponding or equivalent rights to any of the foregoing.

      "Law" means any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, rule, regulation or ruling enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Entity charged with the interpretation or administration thereof.

      "Lease Warrant" has the meaning set forth in Section 1.3(c).

      "Liens" means any Encumbrance of any kind whatsoever in respect of any asset, other than liens for Taxes not yet due and payable.

      "Loss" means any claim (including without limitation by way of correspondence to responsible persons), loss, liability, damage, deficiency, cost or expense, including reasonable attorneys' fees and expense of investigation and defense.

      "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have (i) occurred prior to the date of determination of the occurrence of the Material Adverse Effect, or (ii) been discovered or determined by Buyer, in each case that is or is reasonably likely to (a) be materially adverse to the Acquired Assets (including intangible assets) or (b) materially impede Seller's ability to consummate the Transactions in accordance with the terms hereof and applicable Laws; provided, however, that for purposes of clause (a) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (A) any Effect resulting from compliance with the terms and conditions of this Agreement; (B) any Effect directly related to the announcement or pendency of the Transactions; (C) any Effect that results from changes affecting any of the industries in which Seller operates generally or the United States economy generally which does not have a disproportionate effect on Seller; or (D) any Effect that results from changes affecting general worldwide economic or capital market conditions which does not have a disproportionate effect on Seller.

      "Operating Agreements" means any real and personal property lease agreements or maintenance agreements (whether written or oral) in connection with the use or ownership of the Acquired Assets.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.

      "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights, as set forth on Schedule 3.10(a) hereto.

      "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

      "Pre-Existing Environmental Conditions" has the meaning set forth in
Section 3.18(b).

      "Predecessors in Interest" means any person or entity (i) from whom Seller has received, directly or indirectly, all or any portion of, or any interest in or to, any of the Acquired Assets or the Alachua Facility, including any rights associated therewith or arising therefrom; or (ii) who has held, in whole or in part, any ownership or other rights or interests, directly or indirectly, in any of the Acquired Assets or the Alachua Facility.

      "PTO" means the United States Patent and Trademark Office or any successor thereto.

      "Purchase Price" has the meaning set forth in Section 1.3(c).

      "Purchase Warrant" has the meaning set forth in Section 1.3(b).

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the Environment.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller Indemnified Parties" has the meaning set forth in Section 8.2(b).

      "Stock Consideration" has the meaning set forth in Section 1.3(a).

      "Subsidiary" means, with respect to any Person, (a) any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership) and (b) any limited liability company with respect to which such Person is the sole member.

      "Tax" or "Taxes" means all federal, state, local, and foreign taxes of any kind or nature, and other assessments of a similar nature, including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

      "Tax Authority" means any domestic, foreign, national, state, county or municipal or other local governmental entity, including any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Tax authority or any other entity exercising Tax regulatory authority.

      "Tax Returns" means all returns, reports, and information statements required to be filed in connection with any Taxes.

      "Termination Date" means the Closing Date, or such date that the Buyer and Seller shall, in good faith, agree upon.

      "Trade Secrets" means trade secrets and other know-how, show-how, technical data, business plans, business methods, techniques, or other confidential or proprietary information.

      "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

      "Transactions" has the meaning set forth in Section 2.1.

      "Transferred Intellectual Property Rights" means the intellectual property rights described in Section 3.10.

      "Unsatisfied Claim Amount" has the meaning set forth in Section 8.4(b).


      9.2   INTERPRETATION.

      (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

      (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

      (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

      (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

      (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


                                   ARTICLE X

                                 MISCELLANEOUS

      10.1 FEES AND EXPENSES. All costs and expenses incurred by Buyer in connection with this Agreement and the consummation of the Transactions shall be paid by Buyer. All costs and expenses incurred by Seller in connection with this Agreement and the consummation of the Transactions shall be paid by Seller.

      10.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

      10.3 NOTICES. All notices, demands or requests which may be given by any party to the other party shall be in writing and shall be deemed to have been duly given on the date delivered in person, or sent via telefax, or on the next Business Day if sent by overnight courier, or on the date of the third (3rd) Business Day after deposit, postage prepaid, in the United States mail via certified mail return receipt requested, and addressed as set forth below:

      if to Buyer, to:

            EEI Acquisition Co., LLC
            c/o Electro Energy Inc.
            30 Shelter Rock Road
            Danbury, Connecticut 06810
            Attention: Mr. Martin G. Klein, Chairman and CEO
            Telephone No.: (203) 797-2699
            Facsimile No.: (203) 797-2697

      with a copy to:

            Lev & Berlin, P.C.
            200 Connecticut Avenue, 5th Floor
            Norwalk, Connecticut 06854
            Attention: Duane L. Berlin, Esq.
            Telephone No.: (203) 838-8500
            Facsimile No.: (203) 854-1652

      if to Seller, to:

            Lithium Nickel Asset Holding Company I, Inc.
            7 South Jersey Avenue
            East Setauket, NY  11733
            Attention: Mr. Martin Higgins
            Telephone No.:  (631) 807-5484
            Facsimile No.: (516) 625-9499

      with a copy to:

            Topspin Partners, L.P.
            Three Expressway Plaza
            Roslyn Heights, NY 11577
            Attention: Mr. Leo A. Guthart, Chairman & CEO
            Telephone No.: (516) 625-9400
            Facsimile No.: (516) 625-9499

      with a copy to:

            Westerman Ball Ederer Miller & Sharfstein, LLP
            170 Old Country Rd., Suite 400
            Mineola, NY 11501
            Attention: Alan C. Ederer, Esq.
            Telephone No.: (516) 622-9200
            Facsimile No.: (516) 977-3056

The address to which such notices, demands, requests, elections or other communications are to be given by either party may be changed by written notice given by such party to the other party pursuant to this Section 10.3.

      10.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party.

      10.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto.

      10.6 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to the principles of conflicts of law thereof.

      10.8 VENUE. Each of the parties: (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Connecticut or any Connecticut state court in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the Transactions; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Connecticut.

      10.9 EXTENSION; WAIVER. At any time prior to the Closing Date, either party may: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      10.10 ASSIGNMENT; SUCCESSORS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written content of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. If Buyer or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purpose of this Agreement, Buyer (or any of its successors and assigns) shall make proper provision so that the successors and assigns of Buyer shall succeed to the obligations set forth in this Agreement and none of the actions described in clauses (a) or (b) shall be taken until such provision is made.

      10.11 SURVIVAL. The covenants to be performed prior to the Closing set forth in this Agreement shall not survive the Closing and shall terminate, and be of no further force or effect, upon the Closing. The representations and warranties set forth in this Agreement shall survive the Closing to the extent so provided in accordance with Section 8.1 herein.


      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, Buyer and Seller each have executed this Agreement as of the date first written above.



                                          EEI ACQUISITION CO., LLC

                                          By:  Electro Energy, Inc., its
Managing Member



                                          By:/s/ Martin G. Klein
                                             ---------------------------------
                                             Name: Martin G. Klein
                                             Title: Chief Executive Officer
                                             Hereunto Duly Authorized


                                          LITHIUM NICKEL ASSET HOLDING
                                          COMPANY I, INC.


                                          By:/s/ Leo A. Guthart
                                             ---------------------------------
                                             Name: Leo A. Guthart
                                             Title: Chairman
                                             Hereunto Duly Authorized


                                          ELECTRO ENERGY INC.


                                          By:/s/ Martin G. Klein
                                             ---------------------------------
                                             Name: Martin G. Klein
                                             Title: Chief Executive Officer
                                             Hereunto Duly Authorized

                                   EXHIBIT A

                                ESCROW AGREEMENT

                                   EXHIBIT B

LEASE AGREEMENTS (WITH GUARANTY OF LEASESAND LEASE ESCROW AGREEMENT)

                                  EXHIBIT C-1

                                PURCHASE WARRANT

                                  EXHIBIT C-2


                                 LEASE WARRANT

                                   EXHIBIT D

                               LOCK-UP AGREEMENT

                                   EXHIBIT E

                         REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT F

                                  BILL OF SALE

                                   SCHEDULE I
                                   ----------


SELLER'S RIGHTS WITH RESPECT TO TECHNOLOGY RELATING TO MANUFACTURE OF THOSE CERTAIN BATTERY PRODUCTS KNOWN AND DESIGNATED AS "18650" LITHIUM-ION CELLS.

                                   EXHIBIT G

                             BANKRUPTCY COURT ORDER

                        SCHEDULES AND EXHIBITS NOT FILED